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                                                                   EXHIBIT 9(b)

                  FUND ACCOUNTING AND TRANSFER AGENCY AGREEMENT

         AGREEMENT made this 1st day of July, 1996, between THE PARKSTONE ADVANTAGE FUND (the "Trust"), a Massachusetts business trust, and BISYS FUND SERVICES, Inc., a Delaware corporation.

         WHEREAS, the Trust desires that BISYS perform certain fund accounting and transfer agency services for each investment portfolio of the Trust identified on Schedule A hereto, as such Schedule shall be amended from time to time (individually referred to herein as a "Fund" and collectively as the "Funds"); and

         WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement;

         NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1. RECORD MAINTENANCE. BISYS will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

              (a) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

              (b) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

              (c) Separate ledger accounts required by subsections (b)(2)(iii) and (iv) of the Rule;

              (d) A monthly trial balance of all ledger accounts as required by subsection (b)(8) of the Rule; and

              (e) All shareholder records for each of the Trust's shareholder accounts as described on Schedule B hereto.

         2. ACCOUNTING SERVICES. In addition to the maintenance of the books and records specified above, BISYS shall perform the following accounting services daily for each Fund:

              (a) Calculate the net asset value per share, utilizing, if necessary, one or more independent pricing services approved from time to time by the Board of Trustees of the Trust to obtain securities prices;


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          (b)       Calculate the dividend and capital gain distribution, if
                    any;

          (c)       Reconcile cash movements with the Fund's custodian;

          (d) Affirm to the Fund's custodian all portfolio trades and cash settlements;

          (e) Verify and reconcile with the Fund's custodian all daily trade activity;

          (f)       Provide the following reports:

                    (i)       A current security position report;

                    (ii) A summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order); and

                    (iii) A current cash position report (including cash available from portfolio sales and maturities and sales of a Fund's shares less cash needed for redemptions and settlement of portfolio purchases); and

          (g) Such other similar services with respect to a Fund as may be reasonably requested by the Trust.

         BISYS shall perform the following accounting services for each Fund at least monthly:

         (a) Obtain actual dealer quotations, prices from a pricing service, or matrix prices on all portfolio securities (including those with less than 60 days to maturity) in order to mark the entire portfolio to the market; and

         (b) Prepare an interim balance sheet, statement of income and expense, and statement of changes in net assets for the Fund.

         3. TRANSFER AGENCY SERVICES. BISYS shall perform the following transfer agency services on a daily basis:

                  (a) Process new accounts on the shareholder file by processing directly from shareholders.

                  (b) Process additional purchases to the records of shareholder accounts, including, on a shareholder's instructions, allocating payments among the Funds.

                  (c) Transfer shares upon the receipt of proper instructions from shareholders.

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                  (d)      Process instructions from shareholders of the Trust
to redeem shares of the Trust as the agent for the Trust.

         BISYS shall perform the following transfer agency services on a periodic basis:

         (a) Upon receipt of instructions as to payment of dividends and distributions, which may be standing instructions, compute distributions and inform the Trust of the amount to be reinvested in additional shares.

         (b)      Process redemptions as instructed by shareholders.

         (c) Produce transcripts of account history as requested by the Trust or by the sole shareholder.

         BISYS shall maintain all balance controls daily and produce monthly summaries expressed in:

         1.       shares

         2.       dollar amounts

         4. COMPENSATION. The Trust shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule C hereto.

         5. REIMBURSEMENT OF EXPENSES. In addition to paying BISYS the fees described in Section 4 hereof, the Trust agrees to reimburse BISYS for BISYS' out-of-pocket expenses in providing services hereunder, including without limitation the following:

                    A. All mail, freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust and in delivering all materials to shareholders;

                    B. All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Trust, the Trust's investment adviser or custodian, dealers or others as required for BISYS to perform the services to be provided hereunder;

                    C. Costs of pricing the portfolio securities of each Fund;

                    D. The cost of microfilm or microfiche or records or other materials; and

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                    E.        Any expenses BISYS shall incur at the written
                              direction of an officer of the Trust thereunto duly authorized.

         6. EFFECTIVE DATE. This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed) (the "Effective Date").

         7. TERM. This Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, for an initial term of one year from the Effective Date (the "Initial Term"). Thereafter, this Agreement shall be renewed automatically for successive one-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 90 days prior to the expiration of the then-current term; provided, however, that after such termination, for so long as BISYS in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due BISYS and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the compensation described under Paragraphs 4 and 5 hereof, the amount of all of BISYS' cash disbursements for services in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee BISYS will provide the Trust with reasonable access to any Trust documents or records remaining in its possession.

         This Agreement is terminable with respect to a particular Fund only upon mutual agreement of the parties hereto or for "cause" (as defined below) by the party alleging "cause," in either case on not less than 90 days' written notice by the Trust's Board of Trustees or by BISYS.

         For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence, or reckless disregard on the part of either party with respect to its obligations and duties set forth herein; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which either party has been found guilty of criminal or unethical behavior in the conduct of its business; (c) the dissolution or liquidation of either party or other cessation of business other than a reorganization or recapitalization of such party as an ongoing business; (d) financial difficulties on the part of either party which is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (e) any circumstance which substantially impairs the performance of either party's obligations and duties as contemplated herein.

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         8. STANDARD OF CARE; RELIANCE ON RECORDS AND INSTRUCTIONS;
INDEMNIFICATION. BISYS shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance or gross negligence. Each Fund agrees to indemnify and hold harmless BISYS, its subsidiaries, affiliates, employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or nonactions with respect to the performance of services under this Agreement with respect to such Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to BISYS by the Trust or the investment adviser and on any record provided by any custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own willful misfeasance or gross negligence, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, BISYS shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

         9. RECORD RETENTION AND PROPRIETARY INFORMATION. BISYS shall keep and maintain on behalf of the Trust all books and records which the Trust or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS agrees that all such books and records shall be the property of the Trust. BISYS will make such books and records available for inspection by the Trust or by the Securities and Exchange Commission, at reasonable times, and otherwise will treat as proprietary all books and records and other information relative to the Trust and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust, the shareholder, or the dealer of record as to such account.

         10. UNCONTROLLABLE EVENTS. BISYS assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

         11. LEGAL ADVICE. BISYS shall notify the Trust at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS' responsibilities and duties pursuant to this Agreement. After so notifying the Trust, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Trust or Funds unless relating to a matter involving BISYS' willful misfeasance or gross negligence with respect to BISYS' responsibilities and duties hereunder and shall in no event be

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liable to the Trust or any Fund or any shareholder or beneficial owner of the
Trust for any action reasonably taken pursuant to such advice.

         12. REPORTS. BISYS will furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by BISYS, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein no later than three business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within three days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Trust and any other recipient, and BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Trust.

         13. RIGHTS OF OWNERSHIP. All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

         14. RETURN OF RECORDS. BISYS may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain the Trust's files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

         15. REPRESENTATIONS OF THE TRUST. The Trust certifies to BISYS that:
(1) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, and (2) by virtue of its Declaration of Trust, shares of each Fund which are redeemed by the Trust may be sold by the Trust from its treasury and (3) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

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         16. REPRESENTATIONS OF BISYS. BISYS represents and warrants that the various procedures and systems which BISYS has implemented with regard to safeguarding the blank checks, records, and other data of the Trust and BISYS' records, data, equipment facilities and other property used in the performance of its obligations hereunder from loss or damage attributable to fire, theft, or any other cause are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

         17. INSURANCE. BISYS shall notify the Trust should any of its insurance coverage be changed for any reason. Such notification shall include the date of change and the reasons therefor. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.

         18. INFORMATION TO BE FURNISHED BY THE TRUST AND FUNDS. The Trust has furnished to BISYS the following:

                A. Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

                B.      Copies of the following documents:

                        1. The Trust's Code of Regulations and any amendments thereto;

                        2. Certified copies of resolutions of the Board of Trustees covering: the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS thereunder.

                C. A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct BISYS in any and all matters.

                D. Two copies of the following (if such documents are employed by the Trust):

                        1. Prospectuses and Statements of Additional Information for each Fund;

                        2.      Distribution Agreements;

                        3.      Investment Advisory Agreements; and

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                        4.      All other forms commonly used by the Trust or
                                its Distributor with regard to their
                                relationships and transactions with shareholders of the Trust.

         19. INFORMATION FURNISHED BY BISYS. BISYS has furnished to the Trust the following:

                A.      BISYS' Articles of Incorporation.

                B. Certified copies of actions of BISYS covering the following matters:

                        1. Approval of this Agreement, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

                        2. Authorization of BISYS to act as fund accountant for the Trust and to provide accounting services by the Trust.

         20. AMENDMENTS TO DOCUMENTS. The Trust shall furnish BISYS written copies of any amendments to, and changes in, any of the items referred to in
Section 18 hereof forthwith upon the effective date of such amendments and/or changes. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Trust which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which might affect the duties of BISYS hereunder unless the Trust first obtains BISYS' approval of such amendment.

         21. RELIANCE ON AMENDMENTS. BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 18 and 20 and of this Agreement and the Trust hereby indemnifies and holds harmless BISYS, its subsidiaries, affiliates, officers, directors, employees, and successors, from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 hereof, BISYS shall be under no duty to comply with or take any action as a result of any of such amendments or changes unless the Trust first obtains BISYS' written consent to and approval of such amendments or changes.

         22. COMPLIANCE WITH LAW. Except for the obligations of BISYS as set forth in Section 9 hereof, the Trust assumes full responsibility for compliance with all applicable requirements of the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and any other laws, rules and regulations of governmental authorities having jurisdiction as to the preparation, contents, and distribution of each prospectus of the Trust.

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BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares.

         23. NOTICES. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address:

                           PARKSTONE ADVANTAGE FUND
                           3435 Stelzer Road
                           Columbus, Ohio  43219

                           BISYS FUND SERVICES, INC.
                           3435 Stelzer Road
                           Columbus, Ohio  43219

or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         24. HEADINGS. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         25. ASSIGNMENT. This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except with the specific written consent of the other party.

         26. GOVERNING LAW. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of Ohio.

         27. LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS. The names "The Parkstone Advantage Fund" and "Trustees of Parkstone Advantage Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of May 18, 1993, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Parkstone Advantage Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                              THE PARKSTONE ADVANTAGE FUND

                                              By:      /s/ George R. Landreth
                                                 ------------------------------

                                              BISYS FUND SERVICES, INC.

                                              By:      /s/ Stephen G. Mintos
                                                 -------------------------------

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                                   SCHEDULE A

              TO THE FUND ACCOUNTING AND TRANSFER AGENCY AGREEMENT

                               DATED JULY 1, 1996

                            PARKSTONE ADVANTAGE FUND
                            ------------------------


The investment portfolios of the Trust to which this agreement applies are as follows:

                  Prime Obligations Fund

                  Equity Fund

                  Bond Fund

                  International Discovery Fund

                  Small Capitalization Fund


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                                   SCHEDULE B

              TO THE FUND ACCOUNTING AND TRANSFER AGENCY AGREEMENT

                               DATED JULY 1, 1996
                               ------------------

                            TRANSFER AGENCY SERVICES
                            ------------------------

RECORD MAINTENANCE
------------------

BISYS shall provide full maintenance of all shareholder records for each account in the Trust. Such records will include:

(a)     Share balances.

(b) Account transaction history, including dividends paid and the date and price for all transactions.

(c) Name and address of the record shareholder, including ZIP codes and tax identification numbers (but BISYS shall not be responsible for obtaining certified tax identification numbers or impending back-up withholding).

(d)     Records of distributions and dividend payments.

(e)     Transfer records.

(f)     Overall control records.




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                                   SCHEDULE C

              TO THE FUND ACCOUNTING AND TRANSFER AGENCY AGREEMENT

                               DATED JULY 1, 1996
                               ------------------

                                 DOMESTIC FUNDS
                                 --------------

First 12 months, per Fund:

AVERAGE DAILY NET ASSETS                                    COMPENSATION
------------------------                                    -------------


Less than $100 million                                      .03%, plus
$100 million but less than $250 million                     .02%, plus
$250 million and more                                       .01%
Minimum fee per Fund                                        $1,250 per month


Second 12 months and subsequent years, per Fund:

AVERAGE DAILY NET ASSETS                                    COMPENSATION
------------------------                                    ------------
Less than $250 million                                      .02%, plus
$250 million and more                                       .01%
Minimum fee per Fund                                        $2,500 per month





                          INTERNATIONAL DISCOVERY FUND
                          ----------------------------

AVERAGE DAILY NET ASSETS                                    COMPENSATION
------------------------                                    ------------
Less than $100 million                                      .08%, plus
$100 million but less than $250 million                     .04%, plus
$250 million but less than $500 million                     .02%
$500 million and over                                       .015%
Minimum fee per Fund                                        $2,500 per month


The domestic Funds consist of The Prime Obligations, Bond, Equity and Small Capitalization Funds.

As compensation for the services to be rendered by BISYS pursuant to this Agreement, the Trust shall pay BISYS an annual fee based on the fee schedule set forth above, and the average daily closing value of the net assets of each Fund. Such fee shall be calculated daily and payable monthly. If for any month the fee calculated for a Fund, based on its net assets, does not exceed the applicable Minimum Fee, then such Minimum Fee shall be paid for that month.

THE PARKSTONE ADVANTAGE FUND                   BISYS FUND SERVICES, INC.

By:      /s/ George R. Landreth                By:     /s/ Stephen G. Mintos
   ----------------------------------             -----------------------------
Its:     President                             Its:    Executive Vice President
                                                   ----------------------------
Date:    July 1, 1996                          Date:   July 1, 1996
     --------------------------------                --------------------------